Exhibit 99.1

For Further Information:

Simulations Plus, Inc.

42505 10th Street West

Lancaster, CA 93534-7059

CONTACT:
Simulations Plus Investor Relations	Hayden IR
Ms. Renee Bouche	Mr. Cameron Donahue
661-723-7723	651-653-1854
renee@simulations-plus.com	cameron@haydenir.com

For Immediate Release:

January 9, 2017

Simulations Plus Reports First Quarter FY2017 Financial Results

Consolidated net earnings up 23.1% on 12% revenue increase

LANCASTER, CA, January 9, 2017 – Simulations Plus, Inc. (NASDAQ: SLP), the premier provider of simulation and modeling software and consulting services for all stages of pharmaceutical discovery and development from the earliest discovery through all phases of clinical trials, today reported financial results for its first quarter of fiscal year 2017, the period ended November 30, 2016 (1QFY17).

1QFY17 highlights compared with 1QFY16:

•	Net revenues increased 12.0%, or $579,000, to a new first quarter record $5.42 million vs. $4.84 million
•	Gross profit increased 8.7% to $4.08 million from $3.76 million
•	SG&A was $1.86 million, an increase of $187,000 or 11.2%, from $1.68 million
o	SG&A as a percentage of revenues decreased slightly from 34.6% to 34.4%
•	Income before taxes increased $250,000 or 14.6%, to $1.97 million from $1.72 million
•	Net income increased $255,000 or 23.1%, to $1.36 million from $1.11 million
•	Diluted earnings per share increased 22% or $0.014, to $0.078 from $0.064 per share

John Kneisel, chief financial officer of Simulations Plus, said: “Fiscal year 2017 is starting out with good first quarter profits, bolstered by strong consulting revenues. Our ability to effectively leverage our operations is enabling us to grow our bottom line at nearly twice the pace we are growing revenues, driving a 22% improvement in earnings per share.”

Ted Grasela, Company president, added: “It is rewarding to see the increase in business from both existing and new clients. This represents recognition and appreciation for the quality and value of our technology and consulting services. We are aggressively looking to expand our staff to meet the growing demand for modeling and simulation consulting support and are recruiting additional software engineers to continue development of our PBPK modeling and pharmacometrics communication platforms in order to streamline model-based drug development activities and increase license sales.

John DiBella, vice president for marketing and sales of Simulations Plus, said: “The positive trend of solid software sales and increasing requests for our consulting services continued in 1QFY17. Software license revenue increased 7.2%, driven by robust renewal rates and 28 new organizations, or new departments at existing organizations, now utilizing our technology. Revenue from consulting services increased 21.1%, as we applied our technology and expertise in a wide range of projects and engaged with 13 new clients. Education remains a key focus for us in 2017, as we have scheduled workshops for the U.S., Europe, and Asia to allow us to train more scientists on the applications of our tools. This, coupled with new releases of all major software products expected in FY17, gives us confidence in our ability to continue expanding our client base.”

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Walt Woltosz, chairman and chief executive officer of Simulations Plus, concluded: “Fiscal year 2017 is off to a very good start with this record first quarter. Both divisions delivered strong performance in this first quarter, and our Buffalo division is now generating significant new revenues from our five-year, nearly $5 million consulting contract with a major research foundation in addition to our typical consulting work in that division. Software sales continue to grow as the pharmaceutical industry continues to adopt simulation and modeling technology to improve productivity and reduce wasted R&D efforts on compounds that would have failed. We expect this trend to continue in 2017, and Simulations Plus is increasingly well-positioned to benefit from this trend.”

Investor Conference Call

The Company has announced an investor conference call that will be webcast live at 1:15 p.m. PST/4:15 p.m. EST on Monday, January 9, 2017. All interested parties may join the call by registering here. On registering, you will receive a confirmation e-mail with instructions for joining the call. Please dial in five to ten minutes prior to the scheduled start time. For listen-only mode, you may dial (415) 655-0052, and enter access code 187-204-517. A replay will be available on the Simulations Plus website following the call.

About Simulations Plus, Inc.

Simulations Plus, Inc., is a premier developer of drug discovery and development software licensed to and used in the conduct of drug research by major pharmaceutical and biotechnology companies and regulatory agencies worldwide. The Company is also a leading provider of both preclinical and clinical pharmacometric consulting services for regulatory submissions and a global leader focused on improving the ways scientists use knowledge and data to predict the properties and outcomes of pharmaceutical and biotechnology agents. Our innovations in integrating new and existing science in medicinal chemistry, computational chemistry, pharmaceutical science, biology, and physiology into our software have made us the leading software provider for physiologically based pharmacokinetic modeling and simulation. For more information, visit our website at www.simulations-plus.com.

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Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995 – With the exception of historical information, the matters discussed in this press release are forward-looking statements that involve a number of risks and uncertainties. Words like “believe,” “expect” and “anticipate” mean that these are our best estimates as of this writing, but that there can be no assurances that expected or anticipated results or events will actually take place, so our actual future results could differ significantly from those statements. Factors that could cause or contribute to such differences include, but are not limited to: our ability to maintain our competitive advantages, acceptance of new software and improved versions of our existing software by our customers, the general economics of the pharmaceutical industry, our ability to finance growth, our ability to continue to attract and retain highly qualified technical staff, our ability to identify and close acquisitions on terms favorable to the Company, and a sustainable market. Further information on our risk factors is contained in our quarterly and annual reports as filed with the U.S. Securities and Exchange Commission.

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SIMULATIONS PLUS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

	(Unaudited)	(Audited)
	November 30,	August 31,
	2016	2016
ASSETS
Current assets
Cash and cash equivalents	$8,844,664	$8,030,284
Accounts receivable, net of allowance for doubtful accounts of $0	3,417,479	3,009,517
Revenues in excess of billings	1,035,078	694,131
Prepaid income taxes	–	555,486
Prepaid expenses and other current assets	314,707	410,811
Total current assets	13,611,928	12,700,229
Long-term assets
Capitalized computer software development costs,
net of accumulated amortization of $8,897,704 and $8,613,487	3,963,739	4,013,127
Property and equipment, net	271,997	256,381
Intellectual property, net of accumulated amortization of $1,560,625 and $1,408,750	4,514,375	4,666,250
Other intangible assets net of accumulated amortization of $331,875 and $295,000	1,318,125	1,355,000
Goodwill	4,789,248	4,789,248
Other assets	34,082	34,082
Total assets	$28,503,494	$27,814,317

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities
Accounts payable	$211,800	$108,111
Accrued payroll and other expenses	563,377	481,610
Accrued bonuses to officers	15,250	121,000
Income taxes payable	100,942	–
Other current liabilities	3,309	8,274
Current portion - Contracts payable	1,000,000	1,000,000
Billings in excess of revenues	196,799	230,100
Deferred revenue	152,290	176,422
Total current liabilities	2,243,767	2,125,517

Long-term liabilities
Deferred income taxes	2,905,061	2,956,206
Total liabilities	$5,148,828	$5,081,723

Commitments and contingencies

Shareholders' equity
Preferred stock, $0.001 par value 10,000,000 shares authorized no shares issued and outstanding	$–	$–
Common stock, $0.001 par value 50,000,000 shares authorized 17,230,478 and 17,225,478 shares issued and outstanding	7,231	7,227
Additional paid-in capital	11,497,832	11,376,007
Retained earnings	11,849,603	11,349,360
Total shareholders' equity	$23,354,666	$22,732,594
	$–	–
Total liabilities and shareholders' equity	$28,503,494	$27,814,317

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SIMULATIONS PLUS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

For the three months ended November 30,

	(Unaudited)
	2016	2015
Net Revenues	$5,417,934	$4,838,620
Cost of revenues	1,335,983	1,083,347
Gross margin	4,081,951	3,755,273
Operating expenses
Selling, general, and administrative	1,863,555	1,676,433
Research and development	290,300	351,307
Total operating expenses	2,153,855	2,027,740

Income from operations	1,928,096	1,727,533

Other income (expense)
Interest income	4,456	4,467
Gain(loss) on currency exchange	34,928	(14,895)
Total other income (expense)	39,384	(10,428)
Income from operations before provision for income taxes	1,967,480	1,717,105
Provision for income taxes	(605,915)	(610,632)
Net Income	$1,361,565	$1,106,473

Earnings per share
Basic	$0.08	$0.07
Diluted	$0.08	$0.06

Weighted-average common shares outstanding
Basic	17,226,192	16,966,089
Diluted	17,409,134	17,255,068

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